                            SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))


                                  MFRI, INC.
                (Name of Registrant as Specified in Its Charter)

        --------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
                                                                         ------

     (2)  Aggregate number of securities to which transaction applies:
                                                                         ------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
                                                                         ------
     (4)  Proposed maximum aggregate value of transaction:
                                                                         ------

     (5)  Total fee paid:
                                                                         ------
[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:
                                                                        $------

     (2)  Form, schedule or registration statement no.:
                                                                         ------

     (3)  Filing party:
                                                                         ------

     (4)  Date filed:
                                                                         ------

                                  [MFRI LOGO]

                                                                    June 1, 1999

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of MFRI, Inc. will be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois on Wednesday, June 30, 1999, at 10:00 a.m., Chicago time, for the following purposes:

     1. to elect directors; and

     2. to transact such other business as may properly come before the meeting.

                                          By order of the Board of Directors,

                                                  MICHAEL D. BENNETT
                                                      SECRETARY

                               ------------------

                                PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of MFRI, Inc. (the "Company") for use at the annual meeting of stockholders to be held on June 30, 1999 and at any adjournment thereof. Only stockholders of record at the close of business on May 7, 1999 will be entitled to notice of and to vote at the meeting. The Company had outstanding 4,922,364 shares of common stock as of the close of business on March 31, 1999. There are no other voting securities. Each stockholder is entitled to one vote per share for the election of directors, as well as on other matters. If the accompanying proxy form is signed and returned, the shares represented thereby will be voted; such shares will be voted in accordance with the directions on the proxy form or, in the absence of direction as to any proposal, they will be voted for such proposal; and it is intended that they will be voted for the nominees named herein, except to the extent authority to vote is withheld. The stockholder may revoke the proxy at any time prior to the voting thereof by giving written notice of such revocation to the Company, by executing and duly delivering a subsequent proxy or by attending the meeting and voting in person.

     In case any nominee named herein for election as a director is not available when the election occurs, proxies in the accompanying form may be voted for a substitute as well as for the other persons named herein. The Company expects all nominees to be available and knows of no matters to be brought before the meeting other than those referred to in the accompanying notice of annual meeting. If, however, any other matters properly come before the meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the persons voting such proxies.

     The presence at the annual meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of the Company ("Common Stock") shall constitute a quorum. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     A plurality of the votes of the shares present in person or represented by proxy at the meeting will be required to elect the directors.

     In addition to the use of the mails, proxies may be solicited by directors, officers, or regular employees of the Company in person, by telegraph, by telephone or by other means. The cost of the proxy solicitation will be paid by the Company.

     The Company's fiscal year ends January 31. Years described as 1998, 1997 and 1996 are the fiscal years ended January 31, 1999, 1998 and 1997, respectively.

     This Proxy Statement and the form of proxy are first being mailed on June 1, 1999 to stockholders of the Company.

          PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth as of March 31, 1999, with respect to any person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock of the Company, the name and address of such owner, the number of shares of common stock beneficially owned, the nature of such ownership, and the percentage such ownership is of the outstanding shares of Common Stock:

           NAME AND ADDRESS                   AMOUNT AND NATURE           PERCENT OF
          OF BENEFICIAL OWNER              OF BENEFICIAL OWNERSHIP    OUTSTANDING SHARES
          -------------------              -----------------------    ------------------
          David Unger                              553,455(1)                11.2%
          7720 Lehigh Avenue
          Niles, IL 60714

          Henry M. Mautner                         458,216(2)                 9.3%
          7720 Lehigh Avenue
          Niles, IL 60714

          Heartland Advisors, Inc.                 982,000(3)                19.9%
          790 North Milwaukee Street
          Milwaukee, WI 53202

------------
(1) Includes 45,000 shares that are subject to stock options granted by the Company that were exercisable on March 31, 1999 or which became exercisable within 60 days thereafter. Includes 21,500 shares held in joint tenancy with Reporting Person's spouse, 10,750 of which the Reporting Person disclaims beneficial ownership of. Also includes 12,454 shares owned by the Reporting Person's spouse all of which the Reporting Person disclaims beneficial ownership of.

(2) Includes 45,000 shares that are subject to stock options granted by the Company that were exercisable on March 31, 1999 or which became exercisable within 60 days thereafter. Includes 5,500 shares held in joint tenancy with Reporting Persons' spouse, 2,750 of which the Reporting Person disclaims beneficial ownership of.

(3) According to a Schedule 13G dated January 28, 1999, such securities are held in investment advisory accounts of Heartland Advisors, Inc. As a result, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities. The interests of one such account, Heartland Value Fund, a series of Heartland Group, Inc., a registered investment company, relates to more than 5% of the class.

     The following table sets forth as of March 31, 1999, certain information concerning the ownership of securities of the Company of each director, nominee and executive officer named in the Summary Compensation Table hereof ("Named Executive Officers") and all directors and executive officers of the Company as a group:

                                              AMOUNT AND NATURE           PERCENT OF
       NAME OF BENEFICIAL OWNER            OF BENEFICIAL OWNERSHIP    OUTSTANDING SHARES
       ------------------------            -----------------------    ------------------
David Unger............................             553,455(1)               11.2%
Henry M. Mautner.......................             458,216(2)                9.3%
Gene K. Ogilvie........................              59,675(3)                1.2%
Fati A. Elgendy........................              48,107(4)                  *
Don Gruenberg..........................              11,029(5)                  *
Bradley E. Mautner.....................             170,780(6)                3.5%
Arnold F. Brookstone...................              15,250(7)                  *
Eugene Miller..........................              14,250(8)                  *
Stephen B. Schwartz....................              12,450(9)                  *
Dennis Kessler.........................                  --                     *
Thomas A. Benson.......................               6,250(10)                 *
All directors and executive officers as
  a group (17 persons).................           1,469,894                  29.9%

------------
 *  Less than 1%

(1) Includes 45,000 shares that are subject to stock options granted by the Company that were exercisable on March 31, 1999 or which became exercisable within 60 days thereafter. Includes 21,500 shares held in joint tenancy with Reporting Person's spouse, 10,750 of which the Reporting Person disclaims beneficial ownership of. Also includes 12,454 shares owned by the Reporting Person's spouse all of which the Reporting Person disclaims beneficial ownership of.

(2) Includes 45,000 shares that are subject to stock options granted by the Company that were exercisable on March 31, 1999 or which became exercisable within 60 days thereafter. Includes 5,500 shares held in joint tenancy with Reporting Person's spouse, 2,750 of which the Reporting Person disclaims beneficial ownership of.

(3) Includes 45,000 shares that are subject to stock options granted by the Company that were exercisable on March 31, 1999 or which became exercisable within 60 days thereafter. Includes 500 shares owned by the Reporting Person's mother over which the Reporting Person has power of attorney, all of which the Reporting Person disclaims beneficial ownership of.

(4) Includes 43,500 shares that are subject to stock options granted by the Company that were exercisable on March 31, 1999 or which became exercisable within 60 days thereafter.

(5) Includes 8,250 shares that are subject to stock options granted by the Company that were exercisable on March 31, 1999 or which became exercisable within 60 days thereafter. Includes 1,000 shares held in joint tenancy with Reporting Person's spouse, 500 of which the Reporting Person disclaims beneficial ownership of.

(6) Includes 9,375 shares that are subject to stock options granted by the Company that were exercisable on March 31, 1999 or which became exercisable within 60 days thereafter. Includes 200 shares held as custodian for the Reporting Person's minor children, all of which the Reporting Person disclaims beneficial ownership of.

(7) Includes 12,250 shares that are subject to stock options granted by the Company that were exercisable on March 31, 1999 or which became exercisable within 60 days thereafter. Includes 3,000 shares held in a trust of which the Reporting Person is trustee.

(8) Includes 12,250 shares that are subject to stock options granted by the Company that were exercisable on March 31, 1999 or which became exercisable within 60 days thereafter. Includes 2,000 shares held in a trust of which the Reporting Person is trustee.

(9) Includes 12,250 shares that are subject to stock options granted by the Company that were exercisable on March 31, 1999 or which became exercisable within 60 days thereafter. Includes 200 shares held in a trust of which the Reporting Person is trustee.

(10) Includes 6,250 shares that are subject to stock options granted by the Company that were exercisable on March 31, 1999 or which became exercisable within 60 days thereafter.

                       NOMINEES FOR ELECTION AS DIRECTORS

     Ten directors are to be elected at the meeting to hold office until the annual meeting of stockholders in 2000 and until their respective successors are elected and qualified. All of the nominees, except Dennis Kessler, were previously elected directors by the stockholders.

                                                                                   FIRST BECAME A
                                                                                   DIRECTOR OF THE
                                     OFFICES AND POSITIONS, IF ANY,                 COMPANY OR A
         NAME                        HELD WITH THE COMPANY; AND AGE                  PREDECESSOR
         ----                        ------------------------------                ---------------
David Unger               Director, Chairman of the Board, President and Chief          1989
                            Executive Officer of the Company; Age 64
Henry M. Mautner          Director and Vice Chairman of the Board of the                1989
                            Company; Age 72
Gene K. Ogilvie           Director and Vice President of the Company; President         1989
                            and Chief Operating Officer of Midwesco Filter
                            Resources, Inc.; Age 59
Fati A. Elgendy           Director and Vice President of the Company; President         1994
                            and Chief Operating Officer of Perma-Pipe, Inc.;
                            Age 50
Bradley E. Mautner        Director and Vice President of the Company; Age 43            1995
Don Gruenberg             Director and Vice President of the Company; President         1997
                            of Thermal Care Division; Age 56
Arnold F. Brookstone      Director of the Company; Age 69                               1990
Eugene Miller             Director of the Company; Age 73                               1990
Stephen B. Schwartz       Director of the Company; Age 64                               1995
Dennis Kessler            Director of the Company; Age 60                               1998

     David Unger has been employed by the Company and its predecessors in various executive and administrative capacities since 1958, served as President of Midwesco, Inc. ("Midwesco") from 1972 through January 1994, and was Vice President from February 1994 through December 1996. He was also a director of Midwesco from 1972 through December 1996 and served that company in various executive and administrative capacities from 1958 until the consummation of the Merger (as defined herein). He is a director and Vice President of the company formed to succeed to the non-Thermal Care business of Midwesco.

     Henry M. Mautner has been employed by the Company and its predecessors in various executive capacities since 1972, was the Chairman of Midwesco from 1972 through December 1996, and served that company in various executive and administrative capacities since 1949. Since the consummation of the Merger, he has served as the Chairman of the company formed to succeed to the non-Thermal Care business of Midwesco. Mr. Mautner is the father of Bradley E. Mautner.

     Gene K. Ogilvie has been employed by the Company and its predecessors in various executive capacities since 1969. He has been general manager of Midwesco Filter Resources, Inc. ("Midwesco Filter") (a wholly owned subsidiary of the Company) or its predecessor since 1980 and President and Chief Operating Officer of Midwesco Filter since 1989. From 1982 until the consummation of the Merger in December 1996, he served as Vice President of Midwesco.

     Fati A. Elgendy, who has been associated with Midwesco since 1978, was Vice President, Director of Sales of the Perma-Pipe Division of Midwesco from 1990 to 1991. In 1991, he became Executive Vice President of the Perma-Pipe Division, a position he continued to hold after the acquisition by the Company to form Perma-Pipe, Inc. on January 28, 1994. In March 1995, Mr. Elgendy became President and Chief Operating Officer of Perma Pipe, Inc. (a wholly owned subsidiary of the Company).

     Bradley E. Mautner has served as Vice President of the Company since December 1996 and has been a director of the Company since 1995. From 1994 to the consummation of the Merger, he served as President of Midwesco and since December 30, 1996 he has served as President of the company formed to succeed to the non-Thermal Care business of Midwesco. In addition, since February 1996, he has served as the Chief Executive Officer of Midwesco Services, Inc. (formerly known as Mid Res, Inc.). From February 1988 to January 1996, he served as the President of Mid Res, Inc. Bradley E. Mautner is the son of Henry M. Mautner.

     Don Gruenberg has been employed by the Company and its predecessors in various executive capacities since 1974, with the exception of a period in 1979 -1980. He has been general manager of Thermal Care or its predecessors since 1980, and was named President of Thermal Care in 1988. He has been a Vice President and Director of the Company since December 1996.

     Arnold F. Brookstone served as Executive Vice President and Chief Financial and Planning Officer of Stone Container Corporation, an international pulp and paper manufacturer, from January 1991 until his retirement in January 1996. Mr. Brookstone is a director of Donnelly Corporation, a manufacturer of automotive products and Abitibi-Consolidated, Inc., a manufacturer of paper products. He is also a trustee of the ABN AMRO family of mutual and money market funds and a director of several privately held companies.

     Eugene Miller served as Vice Chairman of the Board of Directors and Chief Financial Officer of USG Corporation, a building materials holding company, from March 1987 until his retirement as of May 31, 1991. Mr. Miller is currently Executive-In-Residence and Adjunct Professor of Florida Atlantic University. Mr. Miller is a director of IMX Pharmaceuticals, Inc., a marketer of over-the-counter drug products. He also serves as a director of several privately held companies.

     Stephen B. Schwartz served as a senior vice president of IBM Corporation from 1990 until his retirement in 1992. From 1957 to 1990, Mr. Schwartz served in various capacities for IBM Corporation. Mr. Schwartz is currently a director of Niagara Mohawk Power Company, an electric and gas utility company.

     Dennis Kessler has been President of Kessler Management Consulting, LLC since February 1998. Prior to February 1998, Mr. Kessler was Co-President of Fel-Pro Incorporated, which manufactured and distributed gaskets, engine parts and industrial chemicals. Mr. Kessler served in various capacities with Fel-Pro since 1964. Mr. Kessler is currently a director of Universal Automotive Industries, Inc., a manufacturer and distributor of brake rotors, drums, disc brake pads, relined brake shoes, wheel cylinders and brake hoses for the automotive aftermarket. He also serves as a director of a privately held company.

                               BOARD OF DIRECTORS

     Directors who are not employees of the Company or a parent or subsidiary of the Company are compensated by a fee of $2,000 for each day of attendance at Board meetings and a $200 fixed fee per hour for engagement in any other activity on behalf of the Company authorized by the Board of Directors and are reimbursed for expenses.

     Pursuant to the Company's 1990 Independent Directors Stock Option Plan, as amended (the "Directors Plan"), an option to purchase 10,000 shares of common stock of the Company is granted automatically to each director who is not an employee of the Company, any of its subsidiaries, any parent of the Company or any of such parent's subsidiaries on the date he or she is first elected as a director of the Company, and an option to purchase 1,000 shares of common stock is granted each May 1 thereafter. Option exercise prices will be at the fair market value of the Common Stock on the date of grant. Options granted under the Directors Plan are not intended to be "incentive stock options." The aggregate number of shares which may be sold pursuant to the Directors Plan may not exceed 100,000. Such options may be exercised for periods of up to ten years from the date of grant.

     The Company has entered into indemnification agreements with each person who is currently a member of the Board of Directors of the Company and expects to enter into such agreements with persons who may in the future become directors of the Company. In general, such agreements provide for indemnification against any and all expenses incurred in connection with, as well as any and all judgments, fines, and amounts paid in settlement resulting from, any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such director is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise.

     The Board of Directors of the Company held meetings four times during 1998. The Board of Directors has standing compensation and audit committees; it does not have a standing nominating committee. In addition, the Board of Directors has a Committee of Independent Directors.

     The Compensation Committee, consisting of Stephen B. Schwartz (Chairman), David Unger, Henry M. Mautner, Arnold F. Brookstone, Eugene Miller, and Dennis Kessler, reviews the compensation paid to the officers of the Company, reports to the stockholders with respect to the compensation paid to the officers of the Company, approves material departures from the Company's past compensation policies, determines the optionees and grant amounts under the Company's 1989 and 1993 Stock Option Plans and makes recommendations to the Board with respect to the Company's compensation policies. The Compensation Committee held one meeting during 1998.

     The Audit Committee, consisting of Arnold F. Brookstone (Chairman), Eugene Miller, Stephen B. Schwartz and Dennis Kessler, recommends independent public accountants for appointment by the Board of Directors as auditors of the Company, reviews and makes recommendations to the Board with respect to the scope of the annual audit of the Company, reviews recommendations made by the auditors with respect to the accounting methods used and the adequacy of the Company's system of internal control and advises the Board with respect to such recommendations, and approves non-audit services. The Audit Committee held three meetings during 1998.

     Grants under the 1994 Stock Option Plan are determined by the Committee of Independent Directors, consisting of Eugene Miller (Chairman), Arnold F. Brookstone, Stephen B. Schwartz and Dennis Kessler. The Committee of Independent Directors held one meeting during 1998.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid by the Company during each of the Company's last three years ended January 31, 1999 to the Company's Chief Executive Officer and to each of the four most highly compensated executive officers other than the Chief Executive Officer who was serving as an executive officer of the Company at the end of 1998 whose salary and incentive compensation for 1998 exceeded $100,000.

                                                                                  LONG TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                               ANNUAL COMPENSATION             ---------------
                                       ------------------------------------      SECURITIES
                                                    INCENTIVE                    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR     SALARY     COMPENSATION    OTHER(1)    OPTIONS/SARS(#)    COMP.(2)
---------------------------    ----     ------     ------------    --------    ---------------    ---------
David Unger                    1998    $180,000      $ 27,705       $3,200          5,000          $20,000
  Chairman and Chief           1997     170,000        97,552        3,198         10,000           20,000
  Executive Officer            1996     125,000       114,280        2,887          5,000           20,000

Don Gruenberg(3)               1998    $120,000      $124,277       $3,200          5,000          $15,000
  Vice President,              1997     120,000       153,357        3,192         10,000           15,000
  President, Thermal Care      1996       8,333         9,725          266             --               --
  Division

Fati A. Elgendy                1998    $125,000      $ 93,516       $3,200          5,000          $15,000
  Vice President,              1997     125,000        55,081        3,233         10,000           15,000
  President,                   1996     110,000       151,820        3,233          5,000           15,000
  Perma-Pipe, Inc.

Gene K. Ogilvie                1998    $125,000      $ 91,189       $3,200          5,000          $15,000
  Vice President,              1997     125,000       193,199        4,588         10,000           15,000
  President, Midwesco          1996     110,000       218,360        4,588          5,000           15,000
  Filter Resources, Inc.

Thomas A. Benson(4)            1998    $102,835      $ 82,655       $3,007          5,000          $10,000
  Vice President,              1997      98,359       100,005        3,189         10,000           10,000
  Vice President -- Sales      1996       8,145         6,828          266             --               --
  and Marketing, Thermal
  Care Division

------------
(1) Represents contributions made by the Company to the Named Executive Officer's account under the 401(k) Plan.

(2) Represents accrual of non-qualified deferred compensation.

(3) Don Gruenberg, Vice President of the Company, was employed by the Thermal Care Division of Midwesco prior to the merger of Midwesco with and into the Company on December 30, 1996. His compensation prior to the merger was not borne by the Company and, accordingly, is not included in the Summary Compensation Table.

(4) Thomas A. Benson, Vice President of the Company, was employed by the Thermal Care Division of Midwesco prior to the merger of Midwesco with and into the Company on December 30, 1996. His compensation prior to the merger was not borne by the Company and, accordingly, is not included in the Summary Compensation Table.

1998 OPTION GRANTS

     The following table sets forth certain information regarding option grants to the Named Executive Officers during 1998.

                                                                      POTENTIAL REALIZABLE
                                                                        VALUE AT ASSUMED
                                                                        ANNUAL RATES OF
                  NUMBER OF    PERCENT OF                                 STOCK PRICE
                  SECURITIES      TOTAL                                 APPRECIATION FOR
                  UNDERLYING     OPTIONS                                  OPTION TERM
                   OPTIONS     GRANTED IN    EXERCISE   EXPIRATION   ----------------------
      NAME         GRANTED     FISCAL YEAR    PRICE        DATE        5%             10%
      ----        ----------   -----------   --------   ----------     --             ---
David Unger         5,000          4.24%      $8.10      04/30/08    $25,470        $64,547
Don Gruenberg       5,000          4.24        8.10      04/30/08     25,470         64,547
Fati A. Elgendy     5,000          4.24        8.10      04/30/08     25,470         64,547
Gene K. Ogilvie     5,000          4.24        8.10      04/30/08     25,470         64,547
Thomas A. Benson    5,000          4.24        8.10      04/30/08     25,470         64,547

1998 YEAR-END UNEXERCISED STOCK OPTIONS

     The following table sets forth information relating to stock options held by the Named Executive Officers.

                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                    UNDERLYING UNEXERCISED             IN-THE-MONEY
                  OPTIONS AT FISCAL YEAR END    OPTIONS AT FISCAL YEAR END
                  ---------------------------   ---------------------------
      NAME        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
      ----        -----------   -------------   -----------   -------------
David Unger         38,750         16,250         $ 4,913        $1,638
Don Gruenberg        4,500         12,500              --            --
Fati A. Elgendy     35,600         17,900          11,397         3,799
Gene K. Ogilvie     38,750         16,250           4,913         1,638
Thomas A. Benson     2,500         12,500              --            --

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     On December 30, 1996, the Company acquired the Thermal Care Division ("Thermal Care") and certain other specified assets and liabilities of Midwesco by the merger of Midwesco with and into MFRI (the "Merger"). Immediately prior to the effectiveness of the Merger, Midwesco contributed all of its assets and liabilities to a new subsidiary, except certain specified assets and liabilities. From and after the effective time of the Merger (the "Effective Time"), the Company agreed to bear all costs and expenses of the three lawsuits that Midwesco or one of its affiliates was a party to ("Pending Suits"), except for amounts to be paid from a special escrow. The shareholders of Midwesco, including Messrs. Unger, H. Mautner, B. Mautner, Ogilvie, Elgendy, Gruenberg, Bennett and Sturm, placed 66,890 shares of the Company's Common Stock into a special escrow ("Special Escrow") which would terminate at the termination of all of the Pending Suits. After the Company had spent an aggregate of $400,000 on the costs and expenses of the Pending Suits, including, but not limited to, any judgments or settlement costs (the "Expenses"), all such Expenses would be paid from the Special Escrow until the Special Escrow was expended. During 1997 and 1998, the Company settled all of the Pending Suits. The Expenses exceeded the $400,000 reserve established by the Company and the Special Escrow by $223,000 and, accordingly, the Company called all 66,890 shares from the Special Escrow.

     Pursuant to the Merger, the shareholders of Midwesco placed an aggregate of 300,000 shares of the Company's Common Stock received by them in the Merger into an escrow account to support Midwesco's indemnification obligations pursuant to the Merger (the "Indemnification Escrow").

The Indemnification Escrow terminates three years after the Effective Time. No claims have been made on the Indemnification Escrow.

     David Unger, Chairman of the Board and Chief Executive Officer of the Company, and Henry M. Mautner, Vice Chairman of the Board of the Company, serve on the Compensation Committee of the Company's Board of Directors. Prior to the Merger, Messrs. Unger and Mautner also served on the Board of Directors of Midwesco and Mr. Unger serves on the Board of Directors of Midwesco Services, Inc. (formerly known as Mid Res, Inc.), a 50%-owned affiliate of the company formed to succeed to the non-Thermal Care business of Midwesco. Henry M. Mautner is Chairman and director of the company formed to succeed to the non-Thermal Care business of Midwesco. David Unger is Vice President and director of the company formed to succeed to the non-Thermal Care business of Midwesco. Michael
D. Bennett, Vice President and Chief Financial Officer of the Company, is Vice President and director of Midwesco Services, Inc. and Vice President of the company formed to succeed to the non-Thermal Care business of Midwesco. Bradley
E. Mautner, Vice President and director of the Company, is President of the company formed to succeed to the non-Thermal Care business of Midwesco and Chief Executive Officer and a director of Midwesco Services, Inc.

     The Company provides certain services and facilities to companies primarily owned by Messrs. Unger and H. Mautner and those companies provide certain services to the Company at cost pursuant to a Services Agreement. Any material change to the terms of the Services Agreement must be approved by a majority of the directors, including a majority of the independent directors. During 1998, the Company received $465,000 and paid $369,000 under the Services Agreement.

     The Company leases its primary building from Messrs. Unger and H. Mautner under a lease agreement. During 1998, the Company paid $565,000 under this agreement. Any material change to the terms of the lease agreement must be approved by a majority of the directors, including a majority of the independent directors.

     Midwesco Simtech, Inc. ("Simtech"), an 80.6% owned subsidiary of the company formed to succeed to the non-Thermal Care business of Midwesco, has an exclusive agreement with a third party to import thermoplastic piping (such as polypropylene and polyvinylidene fluoride) used by the Company. The Company purchases such thermoplastic piping and related products from Simtech, generally for actual cost plus 10%. During 1998 the Company made payments to Simtech aggregating approximately $169,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company called from the Special Escrow and retired 66,890 shares of its Common Stock. Such shares included 35,352 shares which had been beneficially owned by persons required by Section 16(a) of the Securities Act of 1934 to report their decrease in beneficial ownership. The reports were filed on an untimely basis by each of the following persons: David Unger, Henry M. Mautner, Gene K. Ogilvie, Fati A. Elgendy, Don Gruenberg, Bradley E. Mautner, Michael D. Bennett and Herbert J. Sturm.

REPORT OF COMPENSATION COMMITTEE OF BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Company considers the following general guidelines in determining the compensation of its officers and key employees:

     - Salary set at levels sufficient to attract and retain employees capable of contributing materially to the Company's long-term success;

     - Annual incentive compensation related to profit in excess of a threshold amount of the Company or of the Company's subsidiary in which the officer or key employee is employed;

     - Stock options; and

     - Non-qualified deferred compensation.

     The Company also makes annual contributions to the accounts of eligible employees in the 401(k) Employee Savings and Protection Plan.

     The Company's 1989 Stock Option Plan (the "1989 Plan"), the 1993 Stock Option Plan ("1993 Plan") and the 1994 Stock Option Plan ("1994 Plan") (collectively, the "Plans") were adopted in order to provide officers and other key employees with long-term incentives in order to create an interest in the Company parallel to that of the Company's public stockholders. Option exercise prices will be no less than fair market value of the Common Stock on the date of grant. Under the Plans, options may be granted to key employees (including officers, whether or not directors) of the Company, its subsidiaries, Midwesco, and its affiliates. The options granted under the Plans may be exercised for periods of up to ten years from the date of grant. Under the 1989 Plan and 1993 Plan, 250,000 shares of common stock of the Company are reserved for issuance upon the exercise of options granted thereunder. Under the 1994 Plan, 250,000 shares of common stock of the Company are reserved for issuance upon the exercise of options granted thereunder, which number shall be increased by the number equal to 2% of the aggregate number of shares of common stock outstanding as of the last day of the most recently ended fiscal year of the Company. Provided the Company does not issue any additional shares of its common stock, the maximum number of shares which may be sold to all optionees pursuant to the 1994 Plan during the term of the 1994 Plan will be 1,081,709. The Committee believes additional incentive compensation should be made available to officers and other key employees, which will increase the effectiveness of the Company's executive compensation program.

     The Committee believes that the combination of salary, incentive compensation (which varies directly with the Company's operating profitability), and stock options (the ultimate value of which is determined by future share price growth), constitutes an executive compensation program which encourages enhancement of Company profitability and stockholder value.

     The compensation of David Unger, Chairman of the Board and Chief Executive Officer of the Company, reflected in the Summary Compensation Table, was based on his contribution to the Company. Mr. Unger's annual incentive compensation decreased significantly in 1998 and 1997 based on the decrease in the Company's pretax earnings.

     Don Gruenberg, Vice President of the Company and President of Thermal Care Division, receives annual compensation consisting of a base salary and incentive compensation. Mr. Gruenberg's incentive compensation is calculated on a basis similar to that of the Company's other officers. Mr. Gruenberg's incentive compensation decreased significantly in 1998 as profitability of Thermal Care decreased significantly compared to the threshold amount. His compensation prior to the Merger on December 30, 1996, was not borne by the Company and, accordingly, is not included in the Summary Compensation Table.

     Fati A. Elgendy, Vice President of the Company and President of Perma-Pipe, receives annual compensation consisting of a base salary and incentive compensation. Mr. Elgendy's incentive compensation is calculated on a basis similar to that of the Company's other officers. Mr. Elgendy's annual incentive compensation decreased in 1997 and increased in 1998 as a result of the application of the then applicable incentive formulas to the actual operating results.

     Gene K. Ogilvie, Vice President of the Company and President of Midwesco Filter, receives annual compensation consisting of a base salary and incentive compensation. Mr. Ogilvie's incentive compensation is calculated on a basis similar to that of the Company's other officers. Mr. Ogilvie's annual incentive compensation in 1998 and 1997 decreased significantly as the profitability of Midwesco Filter decreased significantly compared to the threshold amount.

     Thomas A. Benson, Vice President of the Company, receives annual compensation consisting of a base salary and incentive compensation. Mr. Benson's incentive compensation is calculated on a basis similar to that of the Company's other officers. Mr. Benson's incentive compensation decreased significantly in 1998, in line with Thermal Care's change in profitability. His compensation prior to the Merger on December 30, 1996, was not borne by the Company and, accordingly, is not included in the Summary Compensation Table.

                                          Stephen B. Schwartz, Chairman
                                          Arnold F. Brookstone
                                          Dennis Kessler
                                          Henry M. Mautner
                                          Eugene Miller
                                          David Unger
                                          Members of the Compensation Committee

                         STOCK PRICE PERFORMANCE GRAPH

     The Stock Price Performance Graph compares the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock with the cumulative total returns of the Nasdaq Market Index (the "Nasdaq Index") and the Russell 2000 Index. The Company has selected the Russell 2000 Index, which is an index of companies with similar market capitalizations to the Company, as the most appropriate comparison, because the Company has three distinctly different businesses and no industry "peer" group is comparable to the Company. The comparison assumes $100 investments on February 1, 1994 in the Company's common stock, the Nasdaq Index and the Russell 2000 Index, and further assumes reinvestment of dividends.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                               AMONG MFRI, INC.,
                   NASDAQ MARKET INDEX AND RUSSELL 2000 INDEX

                        [STOCK PRICE PERFORMANCE GRAPH]


-----------------------------------------------------------------------------------------------
                               1994       1995      1996       1997       1998       1999
-----------------------------------------------------------------------------------------------
 MFRI, Inc.                   $100.00    $68.97    $ 84.48    $108.19    $118.97    $ 79.31
-----------------------------------------------------------------------------------------------
 Russell 2000 Index            100.00     94.00     122.26     145.43     171.68     171.68
-----------------------------------------------------------------------------------------------
 Nasdaq Market Index           100.00     94.51     132.32     174.14     205.11     320.12
-----------------------------------------------------------------------------------------------

                   ASSUMES $100 INVESTED ON FEBRUARY 1, 1994
                          ASSUMES DIVIDEND REINVESTED
                      FISCAL YEAR ENDING JANUARY 31, 1999

                                    AUDITORS

     Representatives of Deloitte & Touche LLP, the Company's auditors, are expected to be present at the meeting and will be available to respond to appropriate questions and may make a statement if they so desire.

                             STOCKHOLDER PROPOSALS

     Any proposal which a stockholder intends to present at the annual meeting of stockholders in 2000 must be received by the Company by February 2, 2000 in order to be eligible for inclusion in the proxy statement and proxy form relating to such meeting. In addition, if any business should properly come before such annual meeting other than that which is stated in such proxy statement, then, if the Company does not receive notice of such matter by April 17, 2000, the persons designated in such proxy form will have discretionary authority to vote or refrain from voting on any such proposal.

                                   IMPORTANT

     All stockholders are cordially invited to attend the meeting in person.

     If you cannot be present at the meeting, please sign and date the enclosed Proxy and mail it PROMPTLY in the enclosed self-addressed envelope. No postage need be affixed if mailed in the United States.

                                                             MFRI, INC.
                               PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]


[                                                                                                                                ]


                                                       WITHHOLD    FOR all nominees,
                                                      AUTHORITY      except vote
                                           FOR all   to vote for  withheld for those
                                           nominees  all nominees    named below:
1. Election of Directors
   NOMINEES: DAVID UNGER, HENRY M. MAUTNER,    [ ]        [ ]             [ ]         2. In accordance with their discretion upon
   GENE K. OGILVIE, FATI A. ELGENDY, BRADLEY                                             all other matters that may properly
   E. MAUTNER, DON GRUENBERG, ARNOLD F.                                                  come before said meeting and any
   BROOKSTONE, EUGENE MILLER, STEPHEN B.                                                 adjournment thereof.
   SCHWARTZ, DENNIS KESSLER.
   (INSTRUCTION: TO WITHHOLD AUTHORITY TO
   VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE                                                  THIS PROXY WILL BE VOTED IN ACCORDANCE
   THAT NOMINEE'S NAME IN THE SPACE PROVIDED                                               WITH SPECIFICATIONS MADE. IF NO CHOICES
   AT THE RIGHT AND MARK THE OVAL "FOR ALL          ---------------------------            ARE INDICATED, THIS PROXY WILL BE VOTED
   EXCEPT")                                             Nominee Exceptions                 FOR EACH OF THE NOMINEES LISTED UNDER
                                                                                           ITEM 1.

                                                                                           Dated: ___________________, 1999

                                                                                           _______________________________________
                                                                                           Signature

                                                                                           _______________________________________
                                                                                           Signature

                                                                                           NOTE: PLEASE SIGN EXACTLY AS NAME
                                                                                           APPEARS HEREON. FOR JOINT ACCOUNTS, BOTH
                                                                                           OWNERS SHOULD SIGN.  WHEN SIGNING AS
                                                                                           EXECUTOR, ADMINISTRATOR, ATTORNEY,
                                                                                           TRUSTEE OR GUARDIAN, ETC., PLEASE SIGN
                                                                                           YOUR FULL TITLE.
                                                                                           THE UNDERSIGNED HEREBY REVOKES ANY PROXY
                                                                                           OR PROXIES HERETOFORE GIVEN TO VOTE SUCH
                                                                                           SHARES AT SAID MEETING OR AT ANY
                                                                                           ADJOURNMENT THEREOF.
------------------------------------------------------------------------------------------------------------------------------------
                                                     /\ FOLD AND DETACH HERE /\

PROXY                                                                      PROXY

                                   MFRI, INC.

                    FOR SHARES OF COMMON STOCK SOLICITED ON
            BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING
                  OF STOCKHOLDERS TO BE HELD ON JUNE 30, 1999


     The undersigned hereby appoints DAVID UNGER, HENRY M. MAUTNER and MICHAEL
D. BENNETT, and each of them, proxies with power of substitution and revocation, acting by majority of those present and voting, or if only one is present and voting then that one, to vote, as designated on the reverse side hereof, all of the shares of stock of MFRI, INC. which the undersigned is entitled to vote, at the annual meeting of stockholders to be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois on June 30, 1999 at 10:00 a.m. Chicago time, and at any adjournment thereof, with all the powers the undersigned would possess if present.

     PLEASE VOTE, SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.